EXHIBIT 5
                                                                  ---------

                   [LETTERHEAD OF RICHMAN, LAWRENCE, MANN, GREENE,
                            CHIZEVER, FRIEDMAN & PHILLIPS]




     October 1, 1996

                                                                  AMB02-003



     Ambassadors International, Inc.
     Dwight D. Eisenhower Building
     110 S. Ferrall Street
     Spokane, Washington  99202

     Ladies and Gentlemen:

               You have requested our opinion as counsel for Ambassadors International, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the public offering by the Company of up to 600,000 shares of Common Stock issuable upon exercise of options granted under the Company's 1995 Equity Participation Plan.

               We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about October 3, 1996 (the "Registration Statement"). We have examined such further documents as we have deemed necessary as a basis for the opinion hereafter expressed.

               Based on the foregoing, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, shares of Common Stock covered by the Registration Statement will be legally issued, fully paid and non-assessable.

               We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   RICHMAN, LAWRENCE, MANN, GREENE,
                                     CHIZEVER, FRIEDMAN & PHILLIPS


                                   By:  /s/Gerald M. Chizever
                                        ---------------------------
                                        Gerald M. Chizever
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